Exhibit 99.1

New investment marks expansion of corporate strategy to utilize significant cash position to create additional shareholder value

LAS VEGAS--(BUSINESS WIRE)-- PharmaCyte Biotech, Inc. (Nasdaq: PMCB) (“PharmaCyte” or the “Company”) announces it has made a $5 million investment in Femasys, Inc. (Nasdaq:FEMY) (“Femasys”), a biomedical company focused on meeting significant unmet needs for women worldwide. Femasys offers a broad portfolio of in-office, accessible solutions, including a lead late-stage product candidate and innovative therapeutic and diagnostic products. This is the Company’s first investment in externally developed technology, which it believes will provide significant additional shareholder value and serve as a prudent use for its approximately $74.6 million cash position as of July 31, 2023, which was previously reported in the Company’s Quarterly Report on Form 10-Q filed on September 18, 2023. As part of the agreement, PharmaCyte’s interim CEO Josh Silverman will join the Femasys’ Board of Directors.

“The stake we have taken in Femasys is the beginning of an expansion of our corporate strategy that seeks to identify opportunities outside of our own drug development activities where we can create value both through cash investment and our own expertise. Femasys has an impressive track record in product development and commercialization, and its offerings address significant unmet medical needs in the women’s health arena. We believe we can contribute to its continued development and look forward to further collaboration and sharing in Femasys’ success. Further, we will continue to seek out opportunities where the strategic deployment of cash will ultimately result in additional value for PharmaCyte and its shareholders,” said Mr. Silverman.

Femasys is a biomedical company focused on meeting significant unmet needs for women worldwide. The company is developing a broad portfolio of in-office, accessible solutions, including a late-clinical stage product candidate and FDA-cleared, innovative therapeutic and diagnostic products. Femasys’ FemBloc® permanent birth control in late-stage clinical development is the first and only non-surgical, in-office, permanent birth control method intended to be a safer option for women at substantially less cost than the long-standing surgical alternative. Femasys’ FemaSeed® Intratubal Insemination, an innovative infertility treatment designed to deliver sperm directly where conception occurs, is now FDA-cleared and has received regulatory approval in Canada. The Company has developed diagnostic products that are complementary for which it has achieved regulatory approvals to market in the U.S., Canada, and other non-U.S. territories, and which are commercial-ready due to its in-house manufacturing capabilities. The Company’s diagnostic products include FemVue® for fallopian tube assessment by ultrasound, which can be used in conjunction with FemCath®, an intrauterine catheter for selective fallopian tube evaluation, and FemCerv®, an endocervical tissue sampler for cervical cancer diagnosis. Learn more at www.femasys.com.

“This collaboration with PharmaCyte will support the active commercialization and continued development of our novel reproductive solutions, and Josh’s addition to our Board of Directors will provide much-desired insight on the capital markets as we continue to grow as a publicly traded company,” said Kathy Lee-Sepsick, founder, president, and chief executive officer of Femasys.

About PharmaCyte Biotech

PharmaCyte is a biotechnology company that is currently evaluating its signature live-cell encapsulation technology, Cell-in-a-Box®, for potential development of cellular therapies for cancer, diabetes, and malignant ascites, while also exploring the opportunity for other strategic acquisitions.

The Cell-in-a Box technology involves encapsulating genetically engineered human cells that can then be reintroduced to attack disease. The Company is exploring possible utility in cancer (particularly pancreatic), Type 1 and insulin-dependent Type 2 diabetes, and malignant ascites.

However, until the review by the Business Review Committee and the Board is complete and the Board has determined the actions and plans to be implemented, the Board has curtailed spending on the foregoing programs.

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Safe Harbor

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that express the current beliefs and expectations of PharmaCyte’s management and Board of Directors. Any statements contained in this press release which do not describe historical facts are forward-looking statements subject to risks and uncertainties that could cause actual results, performance, and achievements to differ materially from those discussed in such forward-looking statements. Factors that could affect our actual results include our ability to satisfactorily address the issues raised by the FDA in order to have the clinical hold on our IND removed, whether our exploration of additional opportunities to create new paths toward shareholder value is successful, as well as such other factors that are included in the periodic reports on Form 10-K and Form 10-Q that we file with the SEC. These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, except as otherwise required by law, whether because of new information, future events or otherwise. More information about PharmaCyte can be found at https://pharmacyte.com.

View source version on businesswire.com: https://www.businesswire.com/news/home/20231115133927/en/

Investor Contact:

CORE IR

ir@pharmacyte.com

Media Contact:

Jules Abraham

CORE IR

Telephone: 917.885.7378

Email: julesa@coreir.com

Source: PharmaCyte Biotech, Inc.

Released November 15, 2023

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